SECOND AMENDMENT TO LOAN AGREEMENT


     THIS SECOND AMENDMENT TO LOAN AGREEMENT ("Amendment") made as of this 9th day of February, 1999 among HIRSCH INTERNATIONAL CORP., a Delaware corporation having its principal place of business at 200 Wireless Boulevard, Hauppauge, New York 11788 ("Hirsch" or a "Borrower"), HAPL LEASING CO., INC., a New York corporation having its principal place of business at 200 Wireless Boulevard, Hauppauge, New York 11788 ("HAPL" or a "Borrower") (Hirsch and HAPL sometimes referred to herein as a "Borrower" or collectively, as the "Borrowers"), SEWING MACHINE EXCHANGE, INC., an Illinois corporation having an office at 200 Wireless Boulevard, Hauppauge, New York 11788 ("SMX"), PULSE MICROSYSTEMS LTD., an Ontario, Canada corporation having its principal place of business at 2660 Meadowvale Boulevard, Unit 10, Mississauga, Ontario, Canada L5N6M6 ("Pulse"), SEDECO, INC., a Texas corporation having its principal place of business at 1124
W. Fuller Avenue, Fort Worth, Texas 76115 ("Sedeco") and HIRSCH EQUIPMENT CONNECTION, INC., a Delaware corporation having an office at 200 Wireless Boulevard, Hauppauge, New York 11788 ("Equipment") (Hirsch,( with respect to Loans made to HAPL), HAPL, (with respect to Loans made to and Letters of Credit issued for, Hirsch), SMX, Pulse, Sedeco and Equipment being individually, a "Guarantor" and collectively, the "Guarantors"), THE BANK OF NEW YORK, a New York banking organization, having an office at 604 Broad Hollow Road, Melville New York 11747 ("BNY" or a "Bank") FLEET BANK, N.A., a national banking association, having an office at 300 Broad Hollow Road, Melville, New York ("Fleet" or a "Bank"), MELLON BANK, N.A., a national banking association, having an office at 176 EAB Plaza, West Tower, 11th Floor, Uniondale, New York 11556-0176 ("Mellon" or a "Bank") and THE BANK OF NEW YORK, as agent for the Banks (the "Agent").

                              W I T N E S S E T H :

     WHEREAS, Hirsch, HAPL and the other Guarantors, and BNY and Fleet, as lending Banks, and BNY, as Agent, entered into a Loan Agreement dated as of the 7th day of January, 1997, which Loan Agreement has heretofore been amended pursuant to that certain First Amendment dated September 26, 1997 (hereinafter the "Agreement"); and

     WHEREAS, the Banks have made certain commitments to Hirsch and HAPL pursuant to the Agreement; and



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     WHEREAS,  Hirsch and HAPL have requested that the Agent and the Banks agree to amend the Agreement to permit HAPL to sell leases on a recourse basis with a total recourse exposure not to exceed $6,500,000.00; and

     WHEREAS, Hirsch wishes to temporarily reduce the Working Capital Sublimit to $20,000,000.00 and to reduce the Total Commitment (Hirsch) to Forty Million ($40,000,000.00) Dollars; and

     WHEREAS, Hirsch wishes to reduce the Permitted Acquisition Sublimit to Zero ($0) Dollars; and

     WHEREAS, HAPL wishes to reduce the Total Commitment (HAPL) to Six Million Five Hundred Thousand ($6,500,000.00) Dollars; and

     WHEREAS, the parties hereto wish to reflect that certain additional collateral has been provided to the Agent and the Banks by Hirsch, SMX, Pulse, Sedeco and Equipment.

     NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the other Guarantors and the Agent and the Banks do hereby agree as follows:

     1. Defined Terms. As used in this Amendment, capitalized terms, unless otherwise defined, shall have the meanings set forth in the Agreement.

     2. Representations and Warranties. As an inducement for the Agent and the Banks to enter into this Amendment, Hirsch, HAPL and each other Guarantor represent and warrant as follows:

     A. That with respect to the Agreement and the Loan Documents executed in connection therewith and herewith:

     (i) There are no defenses or offsets to Hirsch's, HAPL's or any other Guarantor's obligations under the Agreement, as in effect prior to or subsequent to this Amendment, the Notes or any of the other Loan Documents or any other agreements in favor of the Agent or the Banks referred to in the Agreement, and if any such defenses or offsets exist without the knowledge of Hirsch, HAPL or any other Guarantor, the same are hereby waived.



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     (ii) All of the  representations and warranties made by Hirsch, HAPL or any other Guarantor in the Agreement, as amended hereby, are true and correct in all material respects as if made on the date hereof, except for those made with respect to a particular date, which such representations and warranties are restated as of such date; and provided further that the representations and warranties set forth in Section 4.01(f) of the Agreement shall relate to the consolidated financial statements of Hirsch, HAPL and the other Guarantors for the fiscal quarter ended October 31, 1998.

     (iii) The outstanding aggregate principal balance of the Revolving Credit Loans (Hirsch) is $14,500,000.00 and interest has been paid through January 31, 1999.

     (iv) The outstanding aggregate L/C Exposure is $1,776,940.11.

     (v) The outstanding aggregate principal balance of the Revolving Credit Loans (HAPL) is $-0-.


     3. Amendment.

     (a) The definitions in Article I of the Agreement of "Other Acquisition", "Other Acquisition Maximum Consideration", "Permitted Acquisition", "Permitted Acquisition Loans" and "Permitted Acquisition Sublimit" are each hereby deleted.

     (b) The following definitions in Article I of the Agreement are hereby amended to read in their entirety as follows:

     "Collateral" shall have the meaning set forth in Section 3.05(i) hereof and shall also mean all property of the Borrowers and the other Guarantors on which Liens have been granted to the Agent, for the benefit of the Banks, pursuant to the Security Agreements.

     "Loan Documents" means this Agreement, the Notes, the Guaranties, the Security Agreements, the L/C Documents, the Commitment Letter and any other document executed or delivered pursuant to this Agreement.

     "Total Commitment" means the aggregate of the Commitments of each of the Banks, which, on the date of this Agreement, is Forty Six Million Five Hundred Thousand ($46,500,000.00) Dollars.

     "Total Commitment (HAPL)" means the aggregate of the Commitments of the Banks to make Revolving Credit Loans (HAPL), which, on the date of this Agreement, is Six Million Five Hundred Thousand ($6,500,000.00) Dollars.

     "Total Commitment (Hirsch)" means the aggregate of the Commitments of the Banks to make Revolving Credit Loans (Hirsch) and to make the Term Loans to Hirsch and to participate in Letters of Credit issued on behalf of Hirsch, which, on the date of this Agreement, is Forty Million ($40,000,000.00) Dollars.

     "Working Capital Sublimit" means $30,000,000.00, provided, however, that for the period beginning on January 29, 1999 through the later of (x) February 28, 1999 or (y) the date on which Hirsch, the Agent and the Banks amend this Agreement to provide for a borrowing base formula for Revolving Credit Loans (Hirsch), the Working Capital Sublimit shall mean $20,000,000.00.

     (c)  The  following  definitions  are  hereby  added  to  Article  I of the
Agreement:

     "Permitted Recourse" means, with respect to leases sold by HAPL, sales of leases to Funding Sources pursuant to which any such Funding Source has limited recourse to HAPL in the event of non-performance by the lessee, which recourse is not greater than ten (10%) percent of the aggregate liability of the lessee on such lease, provided, however, that such recourse may be one hundred (100%) percent of the lessee's liability on the lease for a period not to exceed (i) in the case of leases sold on or prior to February 9, 1999, that period during which such lessee makes up to eight (8) monthly payments under the lease, and
(ii) in the case of leases sold after February 9, 1999, that period during which such lessee makes three (3) monthly payments under the lease, in each case provided further, that in no event shall HAPL's recourse liability under any lease be in excess of $120,000.00.

     "Security Agreement" or "Security Agreements" means the security agreement executed and delivered by HAPL pursuant to Section 3.05(i) of the Agreement and any other security agreement executed and delivered by Hirsch or any of the other Guarantors to the Agent.

     (d) Section 2.04 of the Agreement is hereby amended to read in its entirety as follows:

     "SECTION 2.04. Payment of Interest on the Revolving Credit Notes (Hirsch).

     (a) In the case of an Alternate Base Rate Loan, interest shall be payable at a rate per annum equal to the Alternate Base Rate plus the ABR Applicable Margin. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Alternate Base Rate Loan and on the Maturity Date. Any change in the rate of interest on the Revolving Credit Notes (Hirsch) due to a change in the Alternate Base Rate or a change in the ABR Applicable Margin shall take effect as of the date of such change in the Alternate Base Rate or ABR Applicable Margin, as applicable.



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     (b) In the case of a Eurodollar  Loan,  interest shall be payable at a rate per annum equal to the Adjusted LIBOR Rate plus the LIBOR Applicable Margin. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Eurodollar Loan and on the Maturity Date. In the event Eurodollar Loans are available, the Agent shall determine the rate of interest applicable to each requested Eurodollar Loan for each Interest Period at 11:00 a.m., New York City time, or as soon as practicable thereafter, two (2) Business Days prior to the commencement of such Interest Period and shall use its best efforts to notify Hirsch and the Banks of the rate of interest so determined. Such determination shall be conclusive absent manifest error.

     (c) The ABR Applicable Margin and the LIBOR Applicable Margin shall each be determined on the basis of Hirsch's Funded Debt to EBITDA Ratio, as calculated based on the Hirsch's consolidated financial statements for its most recent fiscal quarter. The ABR Applicable Margin and the LIBOR Applicable Margin shall be determined as follows:

     (i) The initial ABR Applicable Margin shall be -0- basis points and the initial LIBOR Applicable Margin shall be 100 basis points, and shall be applicable until delivery of Hirsch's financial statements for its fiscal year ending January 31, 1997 pursuant to Section 5.01(b) hereof (subject to increase in the event that Hirsch fails to deliver such statements as required below).

     Beginning with delivery of Hirsch's financial statements for the fiscal year ending January 31, 1997, and for each fiscal quarter thereafter:

     (ii) If Hirsch's Funded Debt to EBITDA Ratio as of the end of such fiscal quarter is less than 1.25 to 1.00, the ABR Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 87.5 basis points.

     (iii) If Hirsch's Funded Debt to EBITDA Ratio as of the end of such fiscal quarter is equal to or greater than 1.25 to 1.00 but less than 1.85 to 1.00, the ABR Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 112.5 basis points.

     (iv) If Hirsch's Funded Debt to EBITDA Ratio as of the end of such fiscal quarter is equal to or greater than 1.85 to 1.00 but less than 2.00 to 1.00, the ABR Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 137.5 basis points.

     (v) If Hirsch's Funded Debt to EBITDA Ratio as of the end of such fiscal quarter is equal to or greater than 2.00 to 1.00, the ABR Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 175 basis points.

     In the event that Hirsch fails to deliver any financial statements or the related certificate within five (5) days of the due date therefor set forth in
Section 5.01(b)(i), (ii) or (iv) hereof, unless an Event of Default is declared as a result of such failure, the ABR Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 175 basis points until Hirsch delivers all required financial statements and certificates at which time the ABR Applicable Margin and the LIBOR Applicable Margin shall be redetermined as provided for in this Section 2.04.

     Upon the occurrence and during the continuance of a Default or an Event of Default the ABR Applicable Margin and the LIBOR Applicable Margin may, as a result of changes in the Hirsch's Funded Debt to EBITDA Ratio, increase but will not decrease.

     (e) All interest shall be paid to the Agent for the pro rata distribution to the Banks."

     (e) Section 2.06 of the Agreement is hereby amended to read in its entirety as follows:

     "SECTION 2.06. Fees. (a) Hirsch agrees to pay to the Agent, for the pro rata distribution to the Banks, from the date of this Agreement and for so long as the Total Commitment (Hirsch) remains in effect, on the first Business Day of each calendar quarter, and on any day that the Total Commitment (Hirsch) is reduced or terminated, an Unused Facility Fee computed at a rate per annum as determined below (computed on the basis of the actual number of days elapsed over 360 days) on the average daily unused amount of the Total Commitment (Hirsch), such Unused Facility Fee being payable for the calendar quarter, or part thereof, preceding the payment date. The Unused Facility Fee shall be determined as follows, on the basis of Hirsch's Funded Debt to EBITDA Ratio, as calculated based on Hirsch's financial statements for its most recent fiscal quarter.

     (i) The initial Unused Facility Fee shall be 0.15% per annum and shall be applicable until delivery of Hirsch's financial statements for its fiscal year ending January 31, 1997 pursuant to Section 5.01(b) hereof (subject to increase in the event that Hirsch fails to deliver such statements as required below).

     Beginning with delivery of Hirsch's financial statements for the fiscal year ending January 31, 1997, and for each fiscal quarter thereafter:

     (ii) If Hirsch's Funded Debt to EBITDA Ratio as of the end of such fiscal quarter is less than 1.25 to 1.00, the Unused Facility Fee shall be 0.10% per annum.

     (iii) If Hirsch's Funded Debt to EBITDA Ratio as of the end of such fiscal quarter is equal to or greater than 1.25 to 1.00 but less than 1.85 to 1.00, the Unused Facility Fee shall be 0.15% per annum.

     (iv) If Hirsch's Funded Debt to EBITDA Ratio as of the end of such fiscal quarter is equal to or greater than 1.85 to 1.00 but less than 2.00 to 1.00, the Unused Facility Fee shall be 0.1875% per annum.

     (v) If Hirsch's Funded Debt to EBITDA Ratio as of the end of such fiscal quarter is equal to or greater than 2.00 to 1.00, the Unused Facility Fee shall be 0.25% per annum.

     In the event that Hirsch fails to deliver any financial statements or the related certificate within five (5) days of the due date therefor set forth in
Section 5.01(b)(i), (ii) or (iv) hereof, unless an Event of Default is declared as a result of such failure, the Unused Facility Fee shall be 0.25% per annum until Hirsch delivers all required financial statements and certificates.

     Upon the occurrence and during the continuance of a Default or an Event of Default the Unused Facility Fee may, as a result of changes in Hirsch's Funded Debt to EBITDA Ratio, increase but will not decrease.

     (b) Hirsch agrees to pay to the Agent, for its services as Agent hereunder, those fees, charges and expenses as Hirsch and the Agent may mutually agree."

     (f) Section 2.20(c) of the Agreement is hereby amended to read in its entirety as follows:

     "(c) The ABR Applicable Margin and the LIBOR Applicable Margin shall be determined on the basis of Hirsch's Funded Debt to EBITDA Ratio, as calculated based on Hirsch's consolidated financial statements for its most recent fiscal quarter. ABR Applicable Margin and the LIBOR Applicable Margin shall be determined in accordance with the provisions of Section 2.04(c) of this Agreement.

     In the event that Hirsch fails to deliver any financial statements or the related certificate within five (5) days of the due date therefor set forth in
Section 5.01(b)(i), (ii) or (iv) hereof, unless an Event of Default is declared as a result of such failure, the ABR Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 175 basis points until Hirsch delivers all required financial statements and certificates.

     Upon the occurrence and during the continuance of a Default or an Event of Default, the ABR Applicable Margin and the LIBOR Applicable Margin may, as a result of changes in Hirsch's Funded Debt to EBITDA Ratio, increase but will not decrease."


     (g) Section 2A.01 (b)(iv) of the Agreement is hereby amended to read in its entirety as follows:

     "(iv) the Aggregate Hirsch Outstandings, after giving effect to the requested Letter of Credit shall exceed $40,000,000.00";

     (h) Section 2A.08 of the Agreement is hereby amended to read in its entirety as follows:

     "SECTION 2A.08. Fees and Commissions. (a) In the case of trade Letters of Credit payable on sight, Hirsch shall pay to the Agent a payment commission equal to 0.25% of the amount drawn, payable on the date of presentment of the required documents under the Letter of Credit.

     (b) In the case of trade Letters of Credit payable at a stated time, Hirsch shall pay to the Agent a per annum commission on the average amount of drafts accepted and deferred payment obligations as outstanding from the date of presentment of required documents under the Letter of Credit to the date of payment, equal to (i) 0.75% during such periods when the Hirsch's Funded Debt to EBITDA Ratio (as determined from Hirsch's most recent financial statements) is less than 1.85 to 1.00, (ii) 1.00% during such periods when Hirsch's Funded Debt to EBITDA Ratio is equal to or greater than 1.85 to 1.00 but less than 2.00 to
1.00 and (iii) 1.50% when Hirsch's Funded Debt to EBITDA Ratio is equal to or greater than 2.00 to 1.00. Such commission shall be payable on the Honor Date.

     (c) In the case of standby Letters of Credit, Hirsch shall pay to the Agent a per annum fee equal to the LIBOR Applicable Margin, as in effect from time to time, on the average amount issued and available to be drawn on standby Letters of Credit (computed on the basis of a year of 360 days for actual days elapsed), payable quarterly in arrears.

     (d) In the case of all Letters of Credit, Hirsch shall pay to the Issuing Bank its usual and customary letter of credit fees as established from time to time, including without limitation, fees, commissions and charges for issuance, payment, processing amendment and expiration.

     (e) In the case of the fees and commissions set forth in (a), (b) and (c) above, same shall be paid to the Agent for the pro rata distribution to the Banks."

     (i) Section 3.05(q) of the Agreement is hereby amended to read in its entirety as follows:

     "(q) The Agent shall have conducted a Collateral Audit of the (i) the Eligible Lease Assets and (ii) the books and records of the Borrower, and the Agent shall have conducted such other due diligence as the Agent, in its reasonable discretion, considers necessary. The results of such Collateral Audit shall be satisfactory to the Agent and the Banks in their reasonable discretion. Such Collateral Audit may be performed by the Agent's internal staff or by the Agent's designated representatives. The Collateral Audit shall be at the expense of HAPL."

     (j) Section 5.02(d) of the Agreement is hereby amended to read in its entirety as follows:

     "(d) Merger. Merge into, or consolidate with or into, or have merged into it, any Person (for the purpose of this subsection (d), the acquisition or sale by a Borrower or any Guarantor by lease, purchase or otherwise, of all, or substantially all, of the common stock or the assets of any Person or of it shall be deemed a merger of such Person with the Borrower or any Guarantor) other than a merger of a Subsidiary into its parent corporation."


     (k) Section 5.02(e) of the Agreement is hereby deleted in its entirety and replaced as follows:

     "(e) Sale of Assets, Etc. Sell, assign, transfer, lease or otherwise dispose of any of its assets, (including a saleleaseback transaction) with or without recourse, except for (i) inventory disposed of in the ordinary course of business; and (ii) the sale or other disposition of assets no longer used or useful in the conduct of its business, (iii) saleleaseback transactions which in the aggregate involve the sale of assets for total consideration of not greater than $2,000,000.00 Dollars, (iv) leases sold by HAPL on a Non-Recourse basis and
(v) leases sold by HAPL on a Permitted Recourse basis, provided that the aggregate Permitted Recourse of HAPL for such leases does not exceed $6,500,000.00 at any time."

     4. Reduction of Commitment.

     (a) By the execution and delivery of this Second Amendment, the parties hereto agree that: (i) the Total Commitment is reduced to Forty Six Million Five Hundred Thousand ($46,500,000.00) Dollars; (ii) the Total Commitment (Hirsch) is reduced to Forty Million ($40,000,000.00) Dollars; (iii) the Permitted Acquisition Sublimit is reduced to Zero ($0) Dollars; (iv) the Total Commitment
(HAPL) is reduced to Six Million Five Hundred Thousand ($6,500,000.00) Dollars; and (v) the Working Capital Sublimit is reduced as provided for in the amendment to the definition of "Working Capital Sublimit" as set forth in this Amendment, each effective as of the date hereof.

     (b) All parties hereto waive any notice requirement in the Agreement for the effectiveness of the above reductions in commitments.

     (c) Schedule  1.01 of the  Agreement is hereby  revised as set forth in the
Schedule 1.01 annexed hereto.

     5. Certificates. All parties hereto agree that all certificates to be executed and delivered by Hirsch, HAPL or any of the other Guarantors, including, without limitation, Borrowing Base Certificates and the certificates to be delivered pursuant to Sections 3.02(a), 3.04(b), 3.05(k), 3.06(a) and 5.01(b), may be delivered by any of, and shall be delivered by one of, the following officers of Hirsch, HAPL or the other Guarantors: the Chairman of the Board, the Chief Executive Officer, the President or the Chief Financial Officer. All parties hereto agree that the certificates to be delivered pursuant to Sections 3.02(a), 3.04(b), 3.05(k) and 3.06(a) of the Agreement shall be substantially in the form annexed hereto as Exhibit A.

     6. Effectiveness. This Amendment shall become effective upon the occurrence of the following events and the receipt and satisfactory review by the Agent and its counsel of the following documents, provided that the addition of the definition of "Permitted Recourse" and the amendment to Section 5.02(e) of the Agreement, upon satisfaction of the following conditions, shall each be deemed to have been effective on July 31, 1998:

     (a) The Agent shall have received this Amendment, duly executed by Hirsch, HAPL, each other Guarantor and each of the Banks.

     (b) The Agent shall have received copies of any and all modifications of the documentation referred to in Section 3.01 of the Agreement which modifications could result in a Material Adverse Change in Hirsch, HAPL or any other Guarantor.

     (c) The Agent and the Banks shall have received a satisfactory explanation of the "Ultimate Net Loss" provision with regard to HAPL and a detailed balance sheet projection, on a quarterly basis, for Hirsch's fiscal year ending January 31, 2000.

     (d) The Agent shall have received certified (as of the date of this Amendment) copies of the resolutions of the Boards of Directors of Hirsch, HAPL and the other Guarantors authorizing this Amendment, the Security Agreements of Hirsch and the other Guarantors (other than HAPL) and all other transactions relating hereto and thereto and the execution, delivery and performance hereof and thereof and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the Security Agreements.

     (e) The Agent shall have received an opinion of Ruskin, Moscou, Evans & Faltischek, P.C., counsel for the Borrower and the Guarantors as to certain matters regarding this Amendment, the Security Agreements and as to such other matters as the Agent or its counsel may reasonably request.

     (f) The Agent shall have received a consolidated (excluding HAPL and excluding inter-company receivables) summary accounts receivable aging schedule, the review of which shall be satisfactory to the Agent and the Banks.

     (g) The Agent shall have been paid, for the pro rata benefit of the Banks, an amendment fee in the amount of $30,000.00.

     (h) The Agent's counsel shall have been paid their fees and disbursements in connection with this Amendment.

     7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

     8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     9. Ratification. Except as hereby amended, the Agreement and all other Loan Documents executed in connection therewith shall remain in full force and effect in accordance with their originally stated terms and conditions. The Agreement and all other Loan Documents executed in connection therewith, as amended hereby, are in all respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the year and date first above written.

THE BANK OF NEW YORK, as Agent      HAPL LEASING CO., INC.

By:____________________________     By:________________________
   Steven E. Ratner                    Name:
   Vice President                      Title:

THE BANK OF NEW YORK               PULSE MICROSYSTEMS, LTD.

By:____________________________     By:________________________
   Steven E. Ratner                    Name:
   Vice President                      Title:

FLEET BANK, N.A.                   SEWING MACHINE EXCHANGE, INC.

By:____________________________     By:________________________
   Name:                               Name:
   Title:                              Title:

MELLON BANK, N.A.                   SEDECO, INC.

By:____________________________     By:________________________
   Name:                               Name:
   Title:                              Title:

HIRSCH INTERNATIONAL CORP.          HIRSCH EQUIPMENT CONNECTION, INC.

By:____________________________     By:_________________________
   Name:                               Name:
   Title:                              Title:

                                  SCHEDULE 1.01

     Total Commitments (Hirsch) of Each Bank


                  The Bank of New York    -  $18,000,000.00

                  Fleet Bank, N.A.        -  $14,000,000.00

                  Mellon Bank, N.A.     -  $8,000,000.00


     Total Commitments (HAPL) of Each Bank


                  The Bank of New York    -  $ 2,925,000.00

                  Fleet Bank, N.A.        -  $ 2,275,000.00

                  Mellon Bank, N.A.     -  $ 1,300,000.00

                                    EXHIBIT A

                          FORM OF BORROWING CERTIFICATE

                           HIRSCH INTERNATIONAL CORP.

                              OFFICER'S CERTIFICATE

     I, , [TITLE] of Hirsch International Corp. a Delaware corporation (herein the "Borrower"), DO HEREBY CERTIFY to The Bank of New York, as Agent for each of the banks which are lenders under the Agreement described below, in connection with a request for a Revolving Credit Loan and/or a Letter of Credit under that certain Loan Agreement among the Borrower, certain Guarantors, the Agent and The Bank of New York, Fleet Bank, N.A, and Mellon Bank, N.A. (the "Banks") (the "Agreement"), that:

     1. The representations and warranties of the Borrower contained in Article IV of the Agreement and in the other Loan Documents are true and correct in all material respects on and as of this date as though made on and as this date (provided that the representation made in Section 4.01(f) shall be deemed made as to the then most recent fiscal year and interim period financial statements delivered to the Agent and the Banks).

     2. (a) No Default or Event of Default has occurred and is continuing, or would result from a Revolving Credit Loan (Hirsch) or Letter of Credit.

     3. Capitalized terms not defined herein shall have the meanings given them in the Agreement.

     IN WITNESS WHEREOF, I have signed this certificate this th day of 1999.

                                              -------------------------------
                                              Name:
                                              Title: